Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Enterprise Financial Services Corp
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered(1)	Proposed Maximum Aggregate Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other(2)	900,000(3)	$42.975(2)	$38,677,500.00	$110.20 per $1 million	$4,262.26
Total Offering Amounts					$38,677,500.00	—	$4,262.26
Total Fee Offsets(4)							—
Net Fee Due							$4,262.26

(1)    Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of common stock (“Common Stock”) of Enterprise Financial Services Corp (the “Registrant”) that become issuable under the Registrant’s Enterprise Financial Services Corp Amended and Restated 2018 Stock Incentive Plan (the “Stock Plan”) and the Enterprise Financial Services Corp Stock Plan For Non-Management Directors (the “Non-Management Director Plan”) (together, the “Plans”) by reason of any stock dividend, stock split, recapitalization, or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.
(2)    Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Common Stock as reported on NASDAQ on July 21, 2023.
(3)    Represents the number of shares of Common Stock issuable pursuant to the Plans.
(4)    The Registrant does not have any fee offsets.